As filed with the Securities and Exchange Commission on August 15, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chaparral Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	73-1590941
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

(405) 478-8770

(Address of Principal Executive Offices, including zip code and telephone number)

Chaparral Energy, Inc. Management Incentive Plan

(Full title of the plan)

K. Earl Reynolds

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

(405) 478-8770

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Wesley P. Williams

Jessica W. Hammons

Thompson & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201

(214) 969-1700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per (2)	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.01 per share, under the Chaparral Energy, Inc. Management Incentive Plan	3,388,832 shares	$19.95	$67,607,198.40	$7,835.67

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock as may become issuable pursuant to the adjustment provisions of the Chaparral Energy, Inc. Management Incentive Plan including stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on the average of the bid and asked prices per share of the registrant’s Class A common stock on August 10, 2017 as reported on the OTCQB tier of the OTC Markets Group Inc.

INTRODUCTION

On May 9, 2016, Chaparral Energy, Inc., a Delaware corporation (the “Company” or the “Registrant”), and certain of the Company’s direct and indirect subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions seeking relief under Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) commencing cases for relief under chapter 11 of the Bankruptcy Code.

On March 10, 2017, the Bankruptcy Court confirmed the First Amended Joint Plan of Reorganization for Chaparral Energy, Inc. and its Affiliate Debtors (the “Plan of Reorganization”) and on March 21, 2017 (the “Effective Date”), the Plan of Reorganization became effective and the Debtors emerged from bankruptcy.

Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as contained or incorporated by reference herein, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Plan of Reorganization or any of the transactions contemplated thereby, including the adoption of “fresh-start” accounting. Accordingly, such financial information may not be representative of the Company’s performance or financial condition after the Effective Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained herein relates to the Company following the Effective Date.

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by the Registrant, for the purpose of registering 3,388,832 shares of Class A common stock, par value $0.01 per share, for issuance under the terms of the Chaparral Energy, Inc. Management Incentive Plan (the “Plan”). The shares of Class A common stock being registered pursuant to this Registration Statement have been reserved and authorized for issuance from the Company’s authorized and unissued capital stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company will provide free of charge all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Company has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed on March 31, 2017, as amended by the Company’s Amendment No. 1 on Form 10-K/A filed on May 1, 2017;

(b) The Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2017, as filed on May 15, 2017, and ended June 30, 2017, as filed on August 14, 2017; and

(c) The Company’s Current Reports on Form 8-K filed on March 14, 2017, March 27, 2017, June 7, 2017 and August 15, 2017.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Authorized Capitalization

The Company’s authorized capital stock consists of 205,000,000 shares, which include (i) 180,000,000 shares of Class A common stock, par value $0.01 per share, (ii) 20,000,000 shares of Class B common stock, par value $0.01 per share, and (iii) 5,000,000 shares of preferred stock, par value $0.01 per share.

Class A and Class B Common Stock

The Class A shares and Class B shares have identical economic and voting rights, except that the Class B shares are subject to certain redemption provisions in the event the Company undertakes an underwritten public offering. The holders of Class A shares and Class B shares at all times vote together as one class on all matters submitted to a vote or for the consent of the stockholders of the Company. Except as provided by law or in a preferred stock designation, holders of Class A shares and Class B shares are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law (the “DGCL”). Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the board of directors of the Company (the “Board”) out of funds legally available for dividend payments. Dividends on Class A common stock and Class B Common Stock in the form of common stock or the right to receive common stock may be paid only in the form of Class A common stock and Class B common stock, respectively. All outstanding shares of common stock are fully paid and non-assessable. Except as described under “ – Stockholders Agreement” below, the holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, holders of common stock will be entitled to share ratably in the Company’s assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all debts and obligations of the Company and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Redemption and Conversion of Class B Common Stock

In connection with a demand for an underwritten offering pursuant to that certain Registration Rights Agreement, dated as of March 21, 2017, by and among the Company and the stockholders named therein (the “Registration Rights Agreement”), by holders of at least 20% of the Company’s initial Registrable Securities (as defined in the Registration Rights Agreement) (an “Underwritten Takedown”), Class B shares will be subject to redemption by the Company if there is an insufficient number of shares (such insufficient amount, the “Shortfall Number”) being offered for sale to successfully consummate the Underwritten Takedown or to create sufficient liquidity for optimal trading of Class A common stock. In such an event, holders of at least 20% of the issued and outstanding Class B common stock may cause the Company to (i) issue for sale in the Underwritten Takedown a number of Class A shares equal to the Shortfall Number and (ii) redeem a number of Class B shares equal to the Shortfall Number, on a pro rata basis, subject to certain conditions and limitations (a “Redemption”). If a Redemption occurs, the issuance of Class A shares and redemption of Class B shares will occur and be effective on the date that the Underwritten Takedown is consummated and the Company will promptly pay to holders whose Class B shares were redeemed a purchase price per share equal to the public offering price in the Underwritten Takedown, less fees and discounts. Any Class B shares so redeemed will be retired and not available for reissuance.

All Class B shares will automatically be converted into Class A shares on a one-for-one basis upon the earliest to occur of (i) December 15, 2018, (ii) a Redemption or (iii) a Public Listing (as defined below) in connection with an Underwritten Takedown or an initial public offering (any such case, a “Conversion”). Any Class B shares so converted will be retired and not available for reissuance.

The Company will maintain a number of authorized but unissued Class A shares sufficient to effect a Redemption or Conversion of all Class B shares.

Drag-Along Rights

At any time prior to the listing of the Company’s common stock on a national securities exchange in the United States, whether in connection with an initial public offering of common stock or otherwise (a “Public Listing”), when a holder or group of holders of the Company’s common stock (the “Approving Shareholders”) propose to sell or otherwise dispose of more than 50% of the Company’s common stock to a third party, each holder of common stock who is not an Approving Shareholder must vote in favor of, consent to and raise no objections to the proposed sale.

Tag-Along Rights

At any time prior to a Public Listing, a holder or group of holders of the Company’s common stock (the “Prospective Selling Shareholders”) who propose to sell or otherwise dispose of 25% or more of the Company’s common stock to a third party (other than in connection with an underwritten initial public offering that results in either: (1) aggregate cash proceeds over $75 million dollars or (2) at least 20% of the Company’s outstanding common stock being issued and sold to the public) must allow holders of common stock who are not Prospective Selling Shareholders to participate in the proposed sale.

Stockholders Agreement

In connection with emergence from bankruptcy in March 2017, the Company entered into the Stockholders Agreement with certain stockholders (the “Stockholders Agreement”), providing for certain stockholders’ rights, including minority stockholder protections (including amendment provisions relating to such minority stockholder protections). Among other things, the Stockholders Agreement provides for the following:

•	Restrictions on Authority of the Board. Subject to specified exceptions, the Stockholders Agreement provides that the Company may not, and may not permit its subsidiaries to, take certain actions including but not limited to: (i) a merger, consolidation, or sale of all or substantially all of the Company’s assets; (ii) an acquisition outside the ordinary course of business or exceeding $125,000,000; (iii) any issuance of preferred stock or other capital stock of the Company senior to the Company common stock; (iv) an amendment, waiver or modification of the certificate of incorporation or bylaws of the Company; (v) an incurrence of new indebtedness that would result in the aggregate indebtedness of the Company exceeding $650,000,000; and (vi) with certain exceptions, an initial public offering on or prior to December 15, 2018, in each case without the approval of holders of at least two-thirds of the Company’s outstanding common stock.

•	Affiliate Transactions. The Stockholders Agreement provides restrictions on the authority of the Board to enter into or terminate affiliate transactions without the approval of a majority of disinterested members of the Board.

•	Information Rights. The Stockholders Agreement provides stockholders party to the Stockholders Agreement with certain information rights with respect to the Company.

•	Preemptive Rights. The Stockholders Agreement provides preemptive rights to any holder of at least 0.5% of the Company’s outstanding common stock, exercisable under certain circumstances, and subject to certain exceptions enumerated in the Stockholders Agreement, upon the issuance of new capital stock or convertible securities, options or warrants to purchase new capital stock.

•	Drag-Along and Tag-Along Rights. The stockholders party to the Stockholders Agreement acknowledge therein that they are subject to the drag-along and tag-along provisions set forth in the Certificate of Incorporation, as described under “ – Drag-Along Rights” and “ – Tag-Along Rights” above.

•	Registration Rights. The Stockholders Agreement provides certain registration rights as described in the Registration Rights Agreement.

•	Amendment. Generally, amendments to the Stockholders Agreement must be approved by at least two-thirds of the outstanding shares of common stock subject to the Stockholders Agreement. However, amendments to certain provisions of the Stockholders Agreement require the approval of all stockholders who may be adversely affected by the amendment to such provisions or who would be disproportionately adversely affected relative to other stockholders by the amendment.

•	Termination. The Stockholders Agreement will terminate upon the earliest to occur of (i) the termination of the agreement by the unanimous written consent of all stockholders of the Company who are parties to the Stockholders Agreement; (ii) the dissolution, liquidation or winding up of the Company; or (iii) a Public Listing.

Preferred Stock

The Certificate of Incorporation authorizes the Board, subject to any limitations prescribed by law and subject to the restrictions set forth in the Stockholders Agreement, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 5,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the Board, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Warrants

On the Effective Date, the Company issued warrants to purchase up to 140,203 Class A shares. The warrants are exercisable until June 30, 2018 and are initially exercisable for one Class A share per warrant at an initial exercise price of $36.78 per share. The warrant holder will not, by virtue of holding or having a beneficial interest in a warrant, have the right to vote, to receive dividends, to consent, to receive notice as a stockholder of the Company in respect of any meeting of stockholders of the Company, or to exercise any rights whatsoever as a stockholder of the Company unless, until and only to the extent the warrant holder becomes a holder of record of Class A shares issued upon exercise of the warrants. Upon the occurrence of certain events constituting a recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s equity securities or assets or other transaction, the warrant holder will have the right to receive, upon exercise of a warrant, the kind and amount of consideration that a holder of one share of common stock would have owned or been entitled to receive in connection with such event. The warrant holder may elect to exercise a warrant on a cashless basis such that no payment of cash will be required in connection with such exercise.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, and the Certificate of Incorporation and the Amended and Restated Bylaws of the Company (the “Bylaws”) described below, contain provisions that could make the following transactions more difficult: acquisitions of the Company by means of a tender offer, a proxy contest or otherwise; or removal of incumbent officers and directors. These provisions may also have the effect of preventing changes in management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of the Company, including transactions that might result in a premium over the market price for the Company’s shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with it. The Company believes that the benefits of increased protection and the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

The Company is not subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	on or after such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

The Company elected to “opt out” of the provisions of Section 203 in the Certificate of Incorporation filed in connection with its emergence from bankruptcy.

Certificate of Incorporation and Bylaws

Provisions of the Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in control or change in management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of the Company’s common stock.

Among other things, the Certificate of Incorporation and Bylaws:

•	permit the Board, subject to limitations prescribed by law and the Stockholders Agreement, to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as it may designate;

•	provide that the authorized number of directors may be changed only by resolution of the Board;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum (prior to such time, vacancies may also be filled by the affirmative vote of the holders of a majority of then outstanding common stock);

•	provide that the Bylaws may only be amended by the affirmative vote of the holders of a majority of then outstanding common stock or by resolution adopted by a majority of the directors);

•	provide that special meetings of stockholders may only be called by the Board, the chief executive officer or the chairman of the Board;

•	eliminate the personal liability of directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and indemnify directors and officers to the fullest extent permitted by Section 145 of the DGCL;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

•	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

Limitation of Liability and Indemnification Matters

The Certificate of Incorporation limits the liability of directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

The Certificate of Incorporation and Bylaws also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Certificate of Incorporation and Bylaws also permit the Company to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as an officer, director, employee or agent of the Company, regardless of whether Delaware law would permit indemnification. The Company has entered into indemnification agreements with each of its current directors and officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that the limitation of liability provision in the Certificate of Incorporation and the indemnification agreements will facilitate the Company’s ability to continue to attract and retain qualified individuals to serve as directors and officers.

Other Rights

Under the terms of the Certificate of Incorporation and Bylaws, the Company is prohibited from issuing any non-voting equity securities to the extent required under Section 1123(a)(6) of the Bankruptcy Code and only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Computershare Trust Company, N.A.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Registrant’s amended and restated bylaws provide that the Registrant will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated certificate of incorporation further provides for the advancement of expenses to each of its officers and directors.

The Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant also maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL or the provisions of the Registrant’s certificate of incorporation.

The Registrant has also entered into indemnification agreements with each of the Registrant’s directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and by the Registrant’s certificate of incorporation or bylaws.

The Plan provides that the committee of the Board that administers the plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant or any of its subsidiaries, the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan or grant of awards thereunder. Members of the committee and any officer or employee of the Registrant or any of its subsidiaries acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Third Amended and Restated Certificate of Incorporation of Chaparral Energy, Inc. (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.2	Amended and Restated Bylaws of Chaparral Energy, Inc. (Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.3	Registration Rights Agreement, dated as of March 21, 2017, by and among Chaparral Energy, Inc. and the Stockholders named therein (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.4	Warrant Agreement dated as of March 21, 2017, among Chaparral Energy, Inc. and Computershare Inc. as warrant agent (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.5	Stockholders Agreement, dated as of March 21, 2017, by and among Chaparral Energy, Inc. and the Stockholders named therein (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

5.1	Opinion of Thompson & Knight LLP regarding the validity of the securities being registered (filed herewith).

23.1	Consent of Thompson & Knight LLP (contained in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP (filed herewith).

23.3	Consent of Cawley, Gillespie & Associates, Inc. (filed herewith).

23.4	Consent of Ryder Scott Company, L.P. (filed herewith).

24.1	Powers of Attorney (included on signature pages of this Registration Statement).

99.1	Chaparral Energy, Inc. Management Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on August 15, 2017).

99.2	Form of Time Vesting Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on August 15, 2017).

99.3	Form of Time Performance Vesting Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on August 15, 2017).

Item 9. Undertakings.

(a) the undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, State of Oklahoma, on August 15, 2017.

CHAPARRAL ENERGY, INC.

By:	/s/ K. Earl Reynolds
Name: K. Earl Reynolds
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints K. Earl Reynolds and Joseph O. Evans, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on August 15, 2017.

Signature	Title

/s/ K. Earl Reynolds
K. Earl Reynolds	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Joseph O. Evans	Chief Financial Officer and Executive Vice President
Joseph O. Evans	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert F. Heineman	Director
Robert F. Heineman	(Chairman)

/s/ Douglas E. Brooks
Douglas E. Brooks	Director

/s/ Matthew D. Cabell
Matthew D. Cabell	Director

/s/ Samuel Langford
Samuel Langford	Director

/s/ Kenneth W. Moore
Kenneth W. Moore	Director

/s/ Gysle Shellum
Gysle Shellum	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Third Amended and Restated Certificate of Incorporation of Chaparral Energy, Inc. (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.2	Amended and Restated Bylaws of Chaparral Energy, Inc. (Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.3	Registration Rights Agreement, dated as of March 21, 2017, by and among Chaparral Energy, Inc. and the Stockholders named therein (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.4	Warrant Agreement dated as of March 21, 2017, among Chaparral Energy, Inc. and Computershare Inc. as warrant agent (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

4.5	Stockholders Agreement, dated as of March 21, 2017, by and among Chaparral Energy, Inc. and the Stockholders named therein (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on March 27, 2017).

5.1	Opinion of Thompson & Knight LLP regarding the validity of the securities being registered (filed herewith).

23.1	Consent of Thompson & Knight LLP (contained in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP (filed herewith).

23.3	Consent of Cawley, Gillespie & Associates, Inc. (filed herewith).

23.4	Consent of Ryder Scott Company, L.P. (filed herewith).

24.1	Powers of Attorney (included on signature pages of this Registration Statement).

99.1	Chaparral Energy, Inc. Management Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on August 15, 2017).

99.2	Form of Time Vesting Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on August 15, 2017).

99.3	Form of Time Performance Vesting Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on August 15, 2017).